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                                   EXHIBIT 4.7

                                  AMENDMENT TO
                           NAP LIFE INSURANCE COMPANY

                             RETIREMENT SAVINGS PLAN

1. Article VI of the Plan is amended by the addition of the new subsection, effective as of the following date:

        a. For Plans not entitled to extended reliance as described in Revenue Ruling 94-76, the first day of the first Plan Year beginning on or after December 31, 1994, or if later, 90 days after December 31, 1994; or

        b. For Plans entitled to extended reliance as described in Revenue Ruling 94-76, as of the first day of the first plan year beginning in 1999. However, in the event of a transfer of assets to the Plan from a money purchase plan that occurs after the date of the most recent determination letter, the effective date of the amendment shall be the date immediately preceding the date of such transfer of assets.

TRANSFER OF ASSETS FROM A MONEY PURCHASE PLAN

        Notwithstanding any provision of this plan to the contrary, to the extent that any optional form of benefit under this plan permits a distribution prior to the employee's retirement, death, disability, or severance from employment, and prior to plan termination, the optional form of benefit is not available with respect to benefits attributable to assets (including the post-transfer earnings thereon) and liabilities that are transferred, within the meaning of Section 414(l) of the Internal Revenue Code, to this plan from a money purchase pension plan qualified under 401(a) of the Internal Revenue Code (other than any portion of those assets and liabilities attributable to voluntary employee contributions).

2. Article VI is amended by the addition of the following new subsection, effective as of December 12, 1994:

UNIFORMED SERVICES

        Notwithstanding any provision of this plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code.

        Loan repayments will be suspended under this plan as permitted under Code Section 414(u)(4).

Pursuant to the terms of the Plan regarding amendments, NAP Life insurance Company, as the sponser of the prototype, hereby adopts this amendment as of the date below

                                         NAP Life Insurance Company

                                         By: /s/   Robert Meyer
                                            -----------------------
                                         Title: President
                                               --------------------
                                         Date: 1/21/98
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